Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Opendoor Technologies Inc. (f/k/a Social Capital Hedosophia Holdings Corp. II) on Amendment No. 2 to Form S-1 (File No. 333-251529) of our report dated January 31, 2020, except for Note 8 as to which the date is April 29, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Opendoor Technologies Inc. (f/k/a Social Capital Hedosophia Holdings Corp. II) as of December 31, 2019 and for the period from October 18, 2019 (inception) through December 31, 2019, which report appears in the Prospectus, which is part of this Registration Statement. We were dismissed as auditors on December 18, 2020 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

January 12, 2021